Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-293023

PROSPECTUS SUPPLEMENT

(To prospectus dated January 30, 2026)

This prospectus supplement supplements and amends certain information contained in the prospectus supplement, dated June 3, 2026 to the prospectus dated January 30, 2026 (collectively, the “June Prospectus”), relating to the offer and sale of our common stock, par value $0.001 per share (“common stock”), through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to an at-the-market offering agreement (the “Offering Agreement”) with Wainwright, dated June 2, 2026.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ASTC.” On August 19, 2026, the last reported sale price of our common stock on the Nasdaq Capital Market was $7.94 per share.

Under the June Prospectus, we initially registered up to $24,492,819 of our common stock for offer and sale pursuant to the Offering Agreement. From June 3, 2026 through the date of this prospectus supplement, we have sold 258,856 shares of our common stock under the Offering Agreement for gross proceeds of approximately $7.9 million.

On June 30, 2026, the Company filed a shelf registration statement on Form S-3 (File No. 333-297144) (the “Registration Statement”) and the related base prospectus with the SEC, which was declared effective on July 7, 2026. On August 19, 2026, the Company filed a prospectus supplement to the Registration Statement (the “August Prospectus Supplement”) with the SEC in connection with the offer and sale of up to $50 million of shares of Common Stock pursuant to the Offering Agreement, which replaces and supersedes the Prior Prospectus Supplement.

The purpose of this prospectus supplement is to terminate the continuous offering by us under the June Prospectus effective August 19, 2026. No further shares will be offered or sold under the June Prospectus. The Offering Agreement remains in full force and effect, and any further shares of common stock offered or sold pursuant to the Offering Agreement will be made pursuant to the August Prospectus Supplement.

The date of this prospectus supplement is August 19, 2026.